Exhibit 99.1

Dr. Xiaodi Hou

March 14, 2023

VIA ELECTRONIC MAIL

Board of Directors

TuSimple Holdings, Inc

9191 Towne Centre Drive

Suite 600

San Diego, CA 92122

Re:	TuSimple Holdings, Inc’s March 13, 2023 Form 8-K

To the Board and Management of TuSimple Holdings, Inc:

I write this letter following my resignation as a Director of TuSimple Holdings, Inc. (“TuSimple” or the “Company”) on Thursday, March 9th, and the Company’s March 13, 2023 Form 8-K (the “8-K”).

Last night I read for the first time the Company’s 8-K announcing my resignation. I was not provided with a draft of this disclosure prior to its filing, so I wish to provide some further thoughts that led to my decision.

I resigned from TuSimple last week given my continuing concerns about current leadership at the company, and my fundamental disagreement with TuSimple’s new business strategy and future direction. It was time for me to step down from the board and move on with my life. And then when I learned about the Company’s investigation into my future plans and conversations with employees, I became greatly concerned about the fairness and bias of the process.

I believe that the so-called investigation was retaliation instigated by TuSimple’s Chairman and CEO in response to my disagreements over several decisions. For example, I was openly critical of their decision to shift the focus from level 4 autonomous driving to level 2 assisted driving. And I refused to support the lucrative CEO executive compensation package they sought while simultaneously laying off hundreds of extremely talented employees just before Christmas.

I am regularly approached by current TuSimple employees who are disappointed with the current leadership and direction of the company. They come to me because we were a family, and we still are. Over the past few months, many employees reached out to me for my advice about their careers and the changes at the company. Many asked about my own plans. In every engagement, I stayed true to my responsibilities and duties as a director.

I understand some employees were cornered, harassed and threatened by management during the interview process. That’s appalling and hardly reflects an unbiased search for the truth.

I believe that TuSimple’s latest attack stems from a concerted effort to blame me for the low morale among talented employees and from management’s fear of what I could accomplish on my own.

There have just been too many moments of frustration, agony, and disappointment over the past year. Many TuSimple employees have lost all sense of the mission we originally had to transform the transportation industry through autonomous trucking. Without a mission and good leadership, it appears that TuSimple has now resorted to threats and intimidation.

Sincerely,

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